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                                                                 EXHIBIT (M) (8)

                              AMENDED AND RESTATED
                            SHAREHOLDER SERVICE PLAN
                                 ABN AMRO FUNDS
                      CLASS S, CLASS C AND CLASS YS SHARES

        ABN AMRO Funds ("the Fund") has adopted this Class S, Class C and Class YS Shares Shareholder Service Plan (the "Plan") in order to provide certain shareholder services to clients ("Clients") who from time to time beneficially own Class S, Class C and Class YS Shares ("Shares") of any portfolio of the Fund (a "Portfolio").

SECTION 1. Each Shareholder Servicing Agent of the Fund will provide, or will enter into written agreements in the form attached hereto with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

        (i)    maintaining accounts relating to Clients that invest in Shares;

        (ii) providing information periodically to Clients showing their positions in Shares;

        (iii)  arranging for bank wires;

        (iv) responding to Client inquiries relating to the services performed by the Fund's distributor or any service provider;

        (v) responding to inquiries from Clients concerning their investments in Shares;

        (vi) forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual statements and dividend, distribution and tax notices) to Clients;

        (vii) processing purchases, exchange and redemption requests from Clients and placing such orders with the Fund or its service providers;

        (viii) assisting Clients in changing dividend options, account designations, and addresses;

        (ix) providing subaccounting with respect to Shares beneficially owned by Clients;

        (x) processing dividend payments from the Fund on behalf of Clients; and

        (xi) providing such other similar services as the Fund may reasonably request to the extent that a Shareholder Servicing Agent and/or the

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               service provider is permitted to do so under applicable laws or regulations.


SECTION 2. No Shareholder Servicing Agent or any of its officers, employees, or agents may make any representations concerning the Fund or the Shares except those contained in the Fund's current prospectus or statement of additional information for the Shares or in such supplemental literature or advertising provided by the Fund to the Shareholder Servicing Agent and authorized by the Fund for the Shareholder Servicing Agent's use pursuant to the Plan.

SECTION 3. Shareholder Servicing Agents and service providers shall have no authority to act as agent for the Fund in any matter or in any respect.

SECTION 4. In consideration of the services and facilities to be provided by any Shareholder Servicing Agent or service provider, each Portfolio that has issued Class S, Class C and Class Y Shares will pay to one or more Shareholder Servicing Agents a fee, as agreed from time to time, at an annual rate which will not exceed .25% (twenty-five basis points) of the average net asset value of all Class S, Class C and Class Y Shares of each Portfolio, which fee is computed daily and paid monthly, provided that the aggregate fees paid to all Shareholder Servicing Agents pursuant to this Plan do not exceed .25% (twenty-five basis points) of the average net asset value of all Class S, Class C and Class YS Shares of each Portfolio. The Fund may, in its discretion and without notice, suspend or withdraw the sale of Class S, Class C and Class YS Shares of any Portfolio, including the sale of Class S, Class C and Class YS Shares to any service provider for the account of any Client or Clients. A Shareholder Servicing Agent may waive all or any portion of its fee from time to time.

SECTION 5. The Fund may enter into other similar servicing agreements with any other person or persons without a Shareholder Servicing Agent's consent.

SECTION 6. The services provided by a Shareholder Servicing Agent under this Plan are not primarily intended to result in the sale of Shares.

Dated: June 20, 2002



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